     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 1998
                                                     REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                USX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                                   25-0996816
     (STATE OR OTHER JURISDICTION OF INCORPORATION OR                  (I.R.S. EMPLOYER IDENTIFICATION NO.)
                       ORGANIZATION)

     600 GRANT STREET, PITTSBURGH, PENNSYLVANIA 15219-4776   (412) 433-1121
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              DAN D. SANDMAN, ESQ.
GENERAL COUNSEL, SECRETARY AND SENIOR VICE PRESIDENT -- HUMAN RESOURCES & PUBLIC
                                    AFFAIRS
                                600 GRANT STREET
                      PITTSBURGH, PENNSYLVANIA 15219-4776
                                 (412) 433-1121
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: After the effective date of this registration statement and as determined by market conditions.

    If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                    AMOUNT            PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
          TITLE OF EACH CLASS OF                    TO BE              OFFERING PRICE           AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED             REGISTERED(1)             PER UNIT          OFFERING PRICE(2)          FEE
---------------------------------------------------------------------------------------------------------------------------------
USX Corporation Debt Securities............
USX Corporation Preferred Stock............
USX-Marathon Group Common Stock of USX
  Corporation..............................
USX-U.S. Steel Group Common Stock of USX
  Corporation..............................     $1,000,000,000                                $1,000,000,000         $295,000
Warrants to Purchase USX Corporation Debt
  Securities, Preferred Stock, USX-Marathon
  Group Common Stock or USX-U.S. Steel
  Group Common Stock.......................
=================================================================================================================================

    (1) The amount to be registered consists of up to $1,000,000,000 market value of Debt Securities, each of the classes of equity securities and warrants individually, but not more than such amount for all registered securities in the aggregate. Foreign currency denominated securities are included on a U.S. dollar basis. For Debt Securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value of such Debt Securities.

    (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933. Excludes $232,788,050 unsold Debt Securities included in a Registration Statement, Number 33-52937, for which a registration fee was paid in connection with the filing thereof. Also, excludes an aggregate of $309,781,250 unsold Debt Securities and equity securities included in Registration Statements, Numbers 33-50191 and 33-51621 ($137,281,250 and $172,500,000, respectively), for which registration fees were paid in connection with the filing thereof. The above excluded securities are covered by the Prospectus included in this Registration Statement pursuant to Rule 429. As a result, up to an aggregate of $1,542,569,300 of all of the securities referred to in this table may be sold pursuant to the Prospectus included in this Registration Statement. The amount of the filing fee associated with the above excluded securities previously paid with the above mentioned registration statements is $182,655.20 ($80,271.99, $42,900.34 and $59,482.87,
respectively).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT WILL ALSO BE USED FOR PURPOSES OF
SECTION 10(a)(3) OF THE ACT IN CONNECTION WITH SECURITIES REGISTERED ON FORM S-3, REGISTRATION NUMBERS 33-50191, 33-51621 AND 33-52937.
================================================================================

                                USX Corporation

                                Debt Securities
                                Preferred Stock
                        USX-Marathon Group Common Stock
                       USX-U.S. Steel Group Common Stock
                                    Warrants

                            ------------------------

    USX Corporation ("USX") proposes to issue and offer from time to time (1) unsecured debt securities of USX (the "Debt Securities"); (2) USX Corporation Preferred Stock ("Preferred Stock"); (3) USX-Marathon Group Common Stock of USX Corporation ("Marathon Stock"); (4) USX-U.S. Steel Group Common Stock of USX Corporation ("Steel Stock"); (5) Warrants to purchase Debt Securities, Preferred Stock, Marathon Stock or Steel Stock (the "Warrants"), or a combination of the foregoing at an aggregate public offering price not exceeding $1,542,569,300 (or the equivalent thereof in foreign denominated currency (or units based on or related thereto) in the case of Debt Securities), at prices and on terms to be determined at or prior to the time or times of sale. The Marathon Stock and Steel Stock are together referred to as "Common Stock."

    Specific terms of the securities in respect to which this Prospectus is being delivered ("Offered Securities") shall be set forth in an accompanying Prospectus Supplement, together with the terms of the offering of the Offered Securities, the initial price thereof and net proceeds from the sale thereof. All such Prospectus Supplement(s) shall also set forth with regard to the particular Offered Securities, without limitation, the following: (1) in the case of Debt Securities, the designation of each separate series and the aggregate principal amount, maturity, interest rate, if any, whether fixed or variable (or the manner of calculation thereof), redemption and sinking fund provisions or other repayment obligations, currency in which denominated, amounts determined by reference to an index, purchase price and any listing on a securities exchange, (2) in the case of Preferred Stock, the designation, number of shares offered, liquidation preference per share, dividend rate, dates on which dividends are to be payable and dates from which dividends accrue, any redemption or sinking fund provisions, any conversion features, and any listing on a securities exchange, (3) in the case of Marathon Stock or Steel Stock, the number of shares offered, the number of shares to be outstanding after the offering, the price range and dividend history of the relevant stock and any listing on a securities exchange, and (4) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the exercise time period, the terms of the offering and sale thereof and any listing on a securities exchange.

    USX may sell the Offered Securities to or through underwriters or directly to other purchasers or through agents or through and to brokers or dealers acting as underwriters who will be named in the accompanying Prospectus Supplement(s) along with terms of the public offering, including the offering price, the principal amounts, if any, to be purchased by underwriters, the commission or discount to the underwriters and the amount of other expenses attributable to the issuance and distribution of the Offered Securities.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is June   , 1998.

                             AVAILABLE INFORMATION

     USX Corporation ("USX") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by USX can be inspected and copied at prescribed rates at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Documents filed by USX can also be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), The Chicago Stock Exchange and the Pacific Stock Exchange. The Commission maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including USX.

     USX has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by USX with the Commission (file no. 1-5153) are incorporated herein by reference:

        (a) Annual Report on Form 10-K for the year ended December 31, 1997.

        (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

        (c) Current Reports on Form 8-K dated January 1, February 27, March 5 and May 29, 1998.

        (d) The description of the Marathon Stock included in USX's Form 8 Amendment to a Registration Statement on Form 8-B filed on April 11, 1991.

        (e) The description of Steel Stock included in USX's Form 8-A Registration Statement filed on April 11, 1991.

        (f) The Amended and Restated Rights Plan included in USX's Form 8 Amendment to Form 8-A Registration Statement filed on October 5, 1992.

     All reports and other documents filed by USX pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     USX undertakes to provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in this Prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to the Office of the Corporate Secretary, USX Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219-4776 (telephone: 412-433-4801).

                                USX CORPORATION

     USX is a diversified company which is principally engaged in the energy business through its Marathon Group, and in the steel business through its U.S. Steel Group. The term "USX" when used herein refers to USX Corporation or USX Corporation and its subsidiaries, as required by the context. The term "Group" when used herein refers to the Marathon Group and/or the U.S. Steel Group, as required by the context.

     USX has two classes of common stock, USX--Marathon Group Common Stock ("Marathon Stock") and USX--U.S. Steel Group Common Stock ("Steel Stock"). Each class of common stock is intended to provide the stockholders of such class with a separate security reflecting the performance of the related Group. Effective October 31, 1997, USX sold Delhi Gas Pipeline Corporation and other subsidiaries of USX that comprised all of the Delhi Group (the "Delhi Companies") and, on January 26, 1998, redeemed all the outstanding USX-Delhi Group Common Stock.

          The Marathon Group is comprised of Marathon Oil Company ("Marathon") and certain other consolidated subsidiaries of USX which are engaged in worldwide exploration, production, transportation and marketing of crude oil and natural gas; domestic refining, marketing and transportation of petroleum products; and power generation. During 1997, Marathon and Ashland Inc. ("Ashland") agreed to combine the major elements of their refining, marketing and transportation ("RM&T") operations. On January 1, 1998, Marathon transferred certain RM&T net assets to Marathon Ashland Petroleum LLC ("MAP"), a new consolidated subsidiary. Also on January 1, 1998, Marathon acquired certain RM&T net assets from Ashland in exchange for a 38% interest in MAP. Marathon Group revenues as a percentage of total USX consolidated revenues were 69% in 1997, 71% in 1996 and 68% in 1995.

          The U.S. Steel Group includes U.S. Steel, the largest steel producer in the United States, which is primarily engaged in the production and sale of steel mill products, coke and taconite pellets. The U.S. Steel Group also includes the management of mineral resources, domestic coal mining, and engineering and consulting services. Equity affiliates of the U.S. Steel Group include Transtar Inc. and joint ventures, such as USS/Kobe Steel Company, USS-POSCO Industries and PRO-TEC Coating Company. Other businesses that are part of the U.S. Steel Group include real estate development and management, and leasing and financing activities. U.S. Steel Group revenues as a percentage of total USX consolidated revenues were 31% in 1997, 29% in 1996 and 32% in 1995.

     USX includes consolidated financial information in its periodic reports required by the Exchange Act, in its annual shareholder reports and in other financial communications. The consolidated financial statements are supplemented with separate financial statements of the Marathon Group and the U.S. Steel Group together with the related Management's Discussion and Analyses, descriptions of business and other financial and business information to the extent such information is required to be presented in the report being filed. The financial information of the Marathon Group and the U.S. Steel Group and certain financial information relating to the Delhi Group, taken together, includes all accounts which comprise the corresponding consolidated financial information of USX.

     For consolidated financial reporting purposes, USX's reportable industry segments correspond with its two Groups. The attribution of assets, liabilities (including contingent liabilities) and stockholders' equity among the Marathon Group and the U.S. Steel Group for the purpose of preparing their respective financial statements does not affect legal title to such assets or responsibility for such liabilities. Holders of Marathon Stock and Steel Stock are holders of common stock of USX and continue to be subject to all of the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from either of the Groups which affect the overall cost of USX's capital could affect the results of operations and financial condition of both Groups. In addition, net losses of either Group, as well as dividends and distributions on either class of USX common stock or series of any preferred stock and repurchases of either class of USX common stock or any series of preferred stock at prices in excess of par or stated value, will reduce funds of USX legally available for payment of dividends on both classes of USX common stock. Accordingly, the USX consolidated financial information should be read in connection with the Marathon Group and the U.S. Steel Group financial information.

     USX was incorporated in 1901 and is a Delaware corporation. Its executive offices are located at 600 Grant St., Pittsburgh, PA 15219-4776 (tel:
412-433-1121).

                       RATIO OF EARNINGS TO FIXED CHARGES
                       AND RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (UNAUDITED)
                             CONTINUING OPERATIONS

                                             THREE MONTHS
                                                ENDED
                                               MARCH 31             YEAR ENDED DECEMBER 31
                                             ------------    ------------------------------------
                                                 1998        1997    1996    1995    1994    1993
                                                 ----        ----    ----    ----    ----    ----
Ratio of earnings to fixed charges.........      4.95        4.11    3.90    1.62    2.18     (a)
                                                 ====        ===     ===     ====    ====    ====
Ratio of earnings to combined fixed charges
  and preferred stock dividends............      4.77        3.92    3.62    1.49    2.01     (b)
                                                 ====        ===     ===     ====    ====    ====

---------

(a) Earnings did not cover fixed charges by $312 million for 1993.

(b) Earnings did not cover combined fixed charges and preferred stock dividends by $356 million for 1993.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, USX intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, including, without limitation, the refunding of outstanding long-term indebtedness and other financial obligations, interest rate management, leveling of its debt maturity schedule, the financing and re-financing of acquisitions, purchases of Common Stock, capital expenditures, investments in subsidiaries and joint ventures, and working capital.

                             SPECIAL CONSIDERATIONS

CONSIDERATIONS RELATING TO COMMON STOCK

  Stockholders of One Company; Financial Impacts from One Group Could Affect the other Group

     Although the financial statements of the Marathon Group and the U.S. Steel Group separately report the assets, liabilities (including contingent liabilities) and stockholders' equity of USX attributed to each such Group, such attribution of assets, liabilities (including contingent liabilities) and stockholders' equity between the Marathon Group and the U.S. Steel Group for the purpose of preparing their respective financial statements does not affect legal title to such assets or responsibility for such liabilities. Holders of Marathon Stock and Steel Stock are holders of common stock of USX, and continue to be subject to all of the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from one Group that affect the overall cost of USX's capital could affect the results of operations and financial condition of the other Group. In addition, net losses of either Group, as well as dividends and distributions on either class of USX common stock or any series of Preferred Stock and repurchases of either class of USX common stock or any series of Preferred Stock, will reduce the funds of USX legally available for payment of dividends on the Common Stock of both Groups. Accordingly, the USX consolidated financial information should be read in connection with the Group financial information. USX prepares and provides consolidated financial statements, as well as financial statements of each Group, to the holders of the respective classes of Common Stock. See "Management and Accounting Policies."

  No Rights or Additional Duties With Respect to the Groups; Potential Conflicts

     Holders of Marathon Stock and Steel Stock have only the rights of stockholders of USX, and, except as described under "Description of Capital Stock--Marathon Stock--Exchange and Redemption" and "--Voting" and under "Description of Capital Stock--Steel Stock--Exchange and Redemption" and "--Voting," holders of Common Stock are not provided any rights specifically related to either Group. In addition, principles of Delaware law established in cases involving differing treatment of classes of capital stock or groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders.

     The existence of separate classes of Common Stock may give rise to occasions when the interests of holders of Marathon Stock and Steel Stock may diverge or appear to diverge. Examples include the optional exchange of the Steel Stock for Marathon Stock at the 10% premium; the determination of the record date of any such exchange or for the redemption of any Steel Stock; the establishing of the date for public announcement of the liquidation of USX; and the commitment of capital between the Marathon Group and the U.S. Steel Group. USX is not aware of any precedent involving the fiduciary duties of directors of corporations having classes of common stock or separate classes or series of capital stock the rights of which are defined by reference to specified operations of the corporation. However, under the principles of Delaware law referred to above and the "business judgment rule," absent abuse of discretion, a good faith determination made by a disinterested and adequately informed USX Board of Directors (the "Board") with respect to any matter having disparate impacts upon holders of Marathon Stock and holders of Steel Stock would be a defense to any challenge to such determination made by or on behalf of the holders of either class of Common Stock.

     Because the Board owes an equal duty to all stockholders regardless of class, the Board is the appropriate body to deal with these matters. In order to assist the Board in this regard, USX has formulated policies to serve as guidelines for the resolution of matters involving a conflict or a potential conflict, including policies dealing with the payment of dividends, limiting capital investment in the Steel Group over the long term to its internally generated cash flow, and allocation of corporate expenses and other matters. See "Management and Accounting Policies." The Board has been advised concerning the applicable law relating to the discharge of its fiduciary duties to the common stockholders in the context of the separate classes of Common Stock and has delegated to the Audit Committee of the Board the responsibility to review matters which relate to this subject and report to the Board.

  Limited Separate Voting Rights

     Holders of shares of Marathon Stock and Steel Stock vote together as a single class on all matters as to which all USX common stockholders are entitled to vote. Holders of Marathon Stock and Steel Stock will have no rights to vote on matters as a separate Group except as described under "Description of Capital Stock--Marathon Stock--Voting" and under "Description of Capital Stock--Steel Stock--Voting" and in certain limited circumstances as currently provided under Delaware law. Separate meetings for the holders of each class of Common Stock will not be held. Accordingly, subject to certain exceptions, holders of shares of Marathon Stock or shares of Steel Stock cannot bring a proposal to a vote of the holders of Marathon Stock or holders of Steel Stock only, but are required to bring any proposal to a vote of all holders of capital stock of USX entitled to vote generally voting together as a single class.

     The interests of the holders of the Marathon Stock and Steel Stock may diverge or appear to diverge with respect to certain matters as to which such holders are entitled to vote. If, when a stockholder vote is taken on any matter as to which a separate vote by any class would not be required under the USX Corporation Restated Certificate of Incorporation, as amended from time to time (the "Certificate of Incorporation"), or Delaware law, the holders of one class of Common Stock would have more than the number of votes required to approve any such matter, the holders of that class would be in a position to control the outcome of the vote on such matter. The Certificate of Incorporation provides that neither the increase nor the decrease of the authorized number of shares of either class of Common Stock requires a separate vote of either such class. Thus, it is possible that the holders of a majority of either class of Common Stock could constitute a majority of the voting power of both classes of Common Stock and approve the increase or decrease of the authorized amount of the other class of Common Stock without the approval of the holders of such other class of Common Stock.

     On all matters where the holders of Common Stock vote together as a single class, a share of Marathon Stock will have one vote and each share of Steel Stock will have a fluctuating vote per share based on time-weighted average ratios of their Market Values (See "Description of Capital Stock"). Assuming that the time-weighted averages of the Market Values of Marathon Stock and Steel Stock were $33 and $32, respectively, the per share voting rights of Marathon Stock and Steel Stock would be one vote and 0.970 votes per share, respectively. If the Marathon Stock and the Steel Stock had such per share voting rights as of April 30, 1998, the holders of Marathon Stock and Steel Stock would have approximately 77% and 23%, respectively, of the total voting power of USX.

  Management and Accounting Policies Subject to Change

     Since 1991, USX has applied certain management and accounting policies adopted by the Board and described herein, which policies may be modified or rescinded in the sole discretion of the Board without approval of stockholders, although the Board has no present intention to do so. See "Management and Accounting Policies." The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of Marathon Stock or Steel Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of all stockholders of USX. In addition, generally accepted accounting principles require that any change in accounting policy be preferable (in accordance with such principles) to the policy previously established.

  Limitations on Potential Unsolicited Acquisitions

     If the Marathon Group and the U.S. Steel Group were separate companies, any person interested in acquiring one of them without negotiation with management could seek to obtain control of it by means of a tender offer or proxy contest. Because each Group is not a separate company, any person interested in acquiring only one Group without negotiation with USX management would be required to seek control of the voting power representing all of the outstanding capital stock of USX entitled to vote on such acquisition. See "Limited Separate Voting Rights" above.

     Because of fluctuations in the relative Market Values of shares of the classes of Common Stock, the voting power of a particular stockholder may be increased or decreased from that held at the time the stockholder acquired the stock or from that held at the time of the previous vote. The fluctuating voting powers of the classes of Common Stock may influence a purchaser interested in acquiring and maintaining control of USX to acquire equivalent holdings in both classes of Common Stock.

  Dividends and Earnings Per Share

     The Board intends to declare and pay dividends on the Marathon Stock and Steel Stock based on the financial condition and results of operations of the respective Group, although it has no obligation under Delaware law to do so. Subject to any prior rights of the holders of Preferred Stock: (a) dividends on Marathon Stock will be payable out of legally available funds of USX (as defined under Delaware law) and (b) dividends on Steel Stock will be payable out of the lesser of (i) the Available Steel Dividend Amount and (ii) legally available funds. In making its dividend decisions, the Board will rely on the financial statements of each Group. In determining its dividend policy, the Board will consider, among other things, the long-term earnings and cash flow capabilities of each Group, as well as the dividend policies of similar publicly traded companies.

     The method of calculating earnings per share for the Marathon Stock and the Steel Stock reflects the Board's intent that the separately reported earnings and surplus of the Marathon Group and the U.S. Steel Group as determined consistent with the Certificate of Incorporation, are available for payment of dividends to the respective classes of stock, although legally available funds and liquidation preferences of these classes of stock do not necessarily correspond with these amounts. Dividends on all classes of Preferred Stock and Common Stock are limited to legally available funds of USX, which are determined on the basis of the entire Corporation. Distribution on the Marathon Stock and the Steel Stock would be precluded by a failure to pay dividends on any series of Preferred Stock. Net losses of either Group as well as dividends and distributions on either class of Common Stock or any series of Preferred Stock and repurchases of either class of Common Stock or any series of Preferred Stock, will reduce the funds of USX legally available for payment of dividends on both classes of Common Stock.

     Under Delaware law, a corporation may declare and pay dividends on its capital stock either (1) out of its surplus or (2) in case there is no surplus, out of its net profits for the year in which the dividend is declared and/or the preceding fiscal year. "Surplus" is the amount by which the total assets of the corporation exceed total liabilities and capital. Capital for USX is the sum of
(a) the aggregate par value of the outstanding shares of Common Stock (equal to $1 per share) and (b) the aggregate stated capital of the outstanding shares of 6.50% Convertible Preferred Stock ($1 per share). If the capital of a corporation is diminished by depreciation in the value of its properties, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be paid out of net profits (that is pursuant to clause (2) above) until the deficiency in capital shall have been repaired. For purposes of determining surplus, the assets and liabilities of a corporation are to be valued on the basis of market value.

  Potential Effects of Exchange and Redemption of Common Stock

     Under various conditions, the Steel Stock may be exchanged, at USX's option, for shares of Marathon Stock at a 10% premium. Any exchange of Steel Stock for Marathon Stock would preclude holders of Steel Stock from retaining their investment in a security reflecting USX's steel and other businesses that constitute the U.S. Steel Group. See "Description of Capital Stock--Steel Stock--Exchange and Redemption."

                       MANAGEMENT AND ACCOUNTING POLICIES

MANAGEMENT POLICIES

     The Board has adopted certain policies with respect to the Marathon Group and the U.S. Steel Group including, without limitation, the intention to: (i) limit capital expenditures of the U.S. Steel Group over the long term to an amount equal to the internally generated cash flow of the U.S. Steel Group, including funds generated by sales of assets of the U.S. Steel Group, (ii) sell assets and provide services between the groups only on an arm's-length basis and
(iii) treat funds generated by sale of Marathon Stock and Steel Stock and securities convertible into such stock as assets of the respective Group and apply such funds to acquire assets or reduce liabilities of the Marathon Group or the U.S. Steel Group, respectively, as the case may be.

     The above policies may be modified or rescinded in the sole discretion of the Board without approval of the stockholders, although the Board has no present intention to do so. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the separate classes of Common Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interest of all stockholders of USX.

ACCOUNTING MATTERS AND POLICIES

     USX prepares the Marathon Group and the U.S. Steel Group financial statements in accordance with generally accepted accounting principles, and these financial statements (and certain financial information relating to the Delhi Group), taken together, comprise all of the accounts included in the corresponding consolidated financial statements of USX. The financial statements of the Marathon Group and the U.S. Steel Group principally reflect the financial position and results of operations of the businesses included therein. Consistent with the Certificate of Incorporation and related policies, such group financial statements also include portions of USX's corporate assets and liabilities (including contingent liabilities). Principal corporate activities attributed to the groups and reflected in their financial statements include financial activities, corporate general and administrative costs, common stock transactions and income taxes.

     The above policies may be modified or rescinded in the sole discretion of the Board without approval of the stockholders, although the Board has no present intention to do so. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the separate classes of Common Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interest of all stockholders of USX. In addition, generally accepted accounting principles require that any change in an accounting policy be preferable (in accordance with such principles) to the previous policy.

                       DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities will be general unsecured obligations of USX and will rank pari passu with the other general unsecured obligations of USX. The Debt Securities will be issued under an Indenture, dated as of March 15, 1993, between PNC Bank, National Association (the "Trustee") and USX (the "Indenture"). A copy of the Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indenture, which are incorporated by reference herein. Certain capitalized terms used herein are defined in the Indenture. The Section numbers referred to in the following summaries are references to relevant sections of the Indenture.

GENERAL

     The Indenture does not limit the principal amount of Debt Securities or other indebtedness which may be issued thereunder from time to time by USX and USX may in the future issue additional Debt Securities (in addition to those offered hereby) under the Indenture. As of April 30, 1998, an aggregate principal amount of $1.4 billion of Debt Securities had been issued, and were outstanding under, the Indenture.

     The Debt Securities of any Series may be issued in definitive form or, if provided in the Prospectus Supplement relating thereto, may be represented in whole or in part by a Global Security or Securities, registered in the name of a Depositary designated by USX. Each Debt Security represented by a Global Security is referred to herein as a "Book-Entry Security."

     Debt Securities may be issued from time to time pursuant to this Prospectus in an aggregate principal amount or initial public offering price of up to $1,542,569,300 or the equivalent thereof in foreign denominated currency or units based on or relating to foreign denominated currencies, including European Currency Units ("ECU"), and will be offered independently or together on terms determined by market conditions at the time of sale. The Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

     Reference is made to the Prospectus Supplement for the specific terms of the Debt Securities offered hereby, including the following (to the extent applicable to a particular series of Debt Securities): (i) designation, aggregate principal amount, purchase price (expressed as a percentage of the principal amount thereof), and denomination; (ii) date of maturity; (iii) if other than currency of the United States, the currency or units based on or relating to currencies for which Debt Securities may be purchased and in which principal and any premium or interest will or may be payable; (iv) interest rate or rates (or the manner of calculation thereof), if any; (v) the times at which any such interest will be payable; (vi) the place or places where principal and any premium and interest will be payable; (vii) any redemption or sinking fund provisions or other repayment obligations and any remarketing arrangements related thereto; (viii) any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities; (ix) the application, if any, of the defeasance provisions to the Debt Securities; (x) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof; (xi) if other than 100% of the principal amount thereof plus accrued interest, the Change in Control Purchase Price or Prices applicable to purchases of Debt Securities upon the occurrence of a Change in Control;
(xii) whether the Debt Securities will be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Securities; and (xiii) any other specific terms of the Debt Securities, including any terms which may be required by or advisable under United States laws or regulations.

     Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture. For a description of payments of principal of and any premium and interest on, and transfer of, Book-Entry Securities, and exchanges of Global Securities representing Book-Entry Securities, see "Book-Entry Securities" hereunder.

CERTAIN COVENANTS OF USX

  Creation of Certain Liens

     If USX or any Subsidiary of USX shall mortgage, pledge, encumber or subject to a lien (hereinafter to "Mortgage" or a "Mortgage," as the context may require) as security for any indebtedness for money borrowed (i) any blast furnace facility or raw steel producing facility, or rolling mills which are a part of a plant which includes such a facility, or (ii) any property capable of producing oil or gas; and which, in either case, is located in the United States and is determined to be a principal property by the Board of Directors of USX in its discretion, USX will secure or will cause such Subsidiary to secure each Series of the Debt Securities equally and ratably with all indebtedness or obligations secured by the Mortgage then being given and with any other indebtedness of USX or such Subsidiary then entitled thereto; provided, however, that this covenant shall not apply in the case of: (a) any Mortgage existing on the date of the Indenture (whether or not such Mortgage includes an after-acquired property provision); (b) any Mortgage, including a purchase money Mortgage, incurred in connection with the acquisition of any property (any Mortgage incurred within 180 days after such acquisition or the completion of construction shall be deemed to be in connection with such acquisition), the assumption of any Mortgage previously existing on such acquired property or any Mortgage existing on the property of any corporation when it becomes a Subsidiary of USX; (c) any Mortgage on such property in favor of the United States, or any State, or instrumentality of either, to secure partial, progress or advance payments to USX or any Subsidiary of USX pursuant to the provisions of any contract or any statute; (d) any Mortgage on such property in favor of the United States, any State, or instrumentality of either, to secure borrowings for the purchase or construction of the property Mortgaged; (e) any Mortgage in connection with a sale or other transfer of oil or gas in place for a period of time or in an amount such that the purchaser will realize therefrom a specified amount of money or specified amount of minerals or any interest in property of the character commonly referred to as an "oil payment" or "production payment";
(f) any Mortgage on any property arising in connection with or to secure all or any part of the cost of the repair, construction, improvement, alteration, exploration, development or drilling of such property or any portion thereof;
(g) any Mortgage on any pipeline, gathering system, pumping or compressor station, pipeline storage facility, other pipeline facility, drilling equipment, drilling platform, drilling barge, any movable railway, marine or automotive equipment, gas plant, office building, storage tank, or warehouse facility, any of which is located on any property included under clause (ii) above; (h) any Mortgage on any equipment or other personal property used in connection with any property included under clause (ii) above; (i) any Mortgage on any property included under clause (ii) above arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead; or (j) any renewal of or substitution for any Mortgage permitted under the preceding clauses. Notwithstanding the foregoing, USX may and may permit its Subsidiaries to grant Mortgages or incur liens on property covered by the restriction described above so long as the net book value of the property so encumbered, together with all property subject to the restriction on certain sale and leasebacks described below, does not at the time such Mortgage or lien is granted exceed five percent (5%) of Consolidated Net Tangible Assets, (as such term is defined in the Indenture). (Section 4.03)

     "Consolidated Net Tangible Assets" means the aggregate value of all assets of USX and its subsidiaries after deducting therefrom (a) all current liabilities (excluding all long-term debt due within one year), (b) all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis and (c) all goodwill, patent and trademarks, unamortized debt discount and other similar intangibles (all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with USX's most recent audited consolidated financial statements). (Section 1.01)

     As of the date of this Prospectus, neither USX nor any subsidiary of USX has any property referred to in either clause (i) or (ii) above and in the following subsection "Limitations on Certain Sales and Leasebacks" which has been determined by the Board of Directors of USX to be a principal property.

  Limitations on Certain Sale and Leasebacks

     USX will not, nor will it permit any Subsidiary to, sell or transfer (i) any blast furnace facility or raw steel producing facility, or rolling mills which are a part of a plant which includes such a facility, or (ii) any property capable of producing oil or gas; and which, in either case, is located in the United States and is determined to be a principal property by the Board of Directors of USX in its discretion, with the intention of taking back a lease thereof, provided, however, this covenant shall not apply if (a) the lease is to a Subsidiary (or to USX in the case of a Subsidiary); (b) the lease is for a temporary period by the end of which it is intended that the use of the property by the lessee will be discontinued; (c) USX or a Subsidiary could, in accordance with Section 4.03, heretofore described, Mortgage such property without equally and ratably securing the Debt Securities; (d) the transfer is incident to or necessary to effect any operating, farm out, farm in, unitization, acreage exchange, acreage contributions, bottom hole or dry hole arrangements or pooling agreement or any other agreement of the same general nature relating to the acquisition, exploration, maintenance, development and operation of oil and gas properties in the ordinary course of business or as required by regulatory agencies having jurisdiction over the property; or (e) USX promptly informs the Trustee of such sale, the net proceeds of such sale are at least equal to the fair value (as determined by resolution adopted by the Board of Directors of USX) of such property and USX within 180 days after such sale applies an amount equal to such net proceeds (subject to reduction by reason of credits to which USX is entitled, under the conditions specified in the Indenture) to the retirement or in substance defeasance of funded debt of USX or a Subsidiary. (Section 4.04)

  Merger and Consolidation

     USX will not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any person, firm or corporation, except that USX may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other corporation, provided that
(i) USX shall be the continuing corporation or the successor corporation (if other than USX, as the case may be) shall be a corporation organized and existing under the laws of the United States of America or a State thereof and such corporation shall expressly assume the due and punctual payment of the principal of and any premium and interest on all the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by USX and (ii) USX or such successor corporation, as the case may be, shall not, immediately after such merger, consolidation, sale or conveyance, be in default in the performance of any such covenant or condition and no event which with the lapse of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing. (Section 11.01)

     If upon any consolidation or merger of USX with or into any other corporation, or upon any sale or conveyance of substantially all of the properties of USX, or upon any acquisition by USX of all or any part of the property of another corporation, any property owned immediately prior thereto would thereupon become subject to any mortgage, lien, pledge, charge or encumbrance, USX, prior to such event, will secure the Debt Securities (equally and ratably with any other indebtedness of USX secured thereby) by a lien on all of such property of USX, prior to all liens, charges and encumbrances other than any theretofore existing thereon. (Section 11.03)

PURCHASE OF DEBT SECURITIES UPON A CHANGE IN CONTROL

     In the event of any Change in Control (as defined below) of USX, each holder of Debt Securities will have the right, at that holder's option, subject to the terms and conditions of the Indenture, to require USX to become obligated to purchase all of that holder's Debt Securities on the date that is 35 Business Days after the occurrence of such Change in Control (the "Change in Control Purchase Date") at a cash price equal to (i) unless otherwise specified in the terms of such Debt Securities, 100% of the principal amount thereof, together with accrued interest to such Change in Control Purchase Date (except that interest installments due prior to such Change in Control Purchase Date will be payable to the holders of such Debt Securities of record at the close of business on the relevant record dates according to their terms and the provisions of the Indenture), or (ii) such other price or prices as may be specified in the terms of such Debt Securities (the "Change in Control Purchase Prices"). (Section 4.07)

     Within 15 Business Days after a Change in Control, USX is obligated to mail to the Trustee and to all holders of Debt Securities of any Series at their addresses shown in the Debt Security register (and to beneficial owners as required by applicable law) a notice regarding the Change in Control, stating, among other things: (i) the last date on which the Change in Control purchase right may be exercised, (ii) the Change in Control Purchase Price, (iii) the Change in Control Purchase Date, (iv) the name and address of the Paying Agent, and (v) the procedures that holders must follow to exercise these rights. USX will cause a copy of such notice to be published in a daily newspaper of national circulation. (Section 4.07)

     To exercise this right, a holder of Debt Securities of any Series must deliver a Change in Control Purchase Notice to the Paying Agent for that Series at its address set forth in USX's notice regarding the Change in Control at any time prior to the close of business on the Change in Control Purchase Date. The Change in Control Purchase Notice shall state (i) the certificate numbers of the Debt Securities to be delivered by the holder thereof for purchase by USX and
(ii) that such Debt Securities are to be purchased by USX pursuant to the applicable provisions of the Debt Securities and USX's notice regarding the Change in Control. (Section 4.07)

     Upon receipt by USX of the Change in Control Purchase Notice, the holder of the Debt Security in respect of which such notice was given shall (unless such notice is withdrawn as specified in the Indenture) thereafter be entitled to receive solely the Change in Control Purchase Price with respect to such Debt Security. Any Change in Control Purchase Notice may be withdrawn by the holder of Debt Securities of any Series by a written notice of withdrawal delivered to the Paying Agent for that Series at any time prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal shall state the certificate numbers of the Debt Securities as to which the withdrawal notice relates. (Section 4.08)

     Payment of the Change in Control Purchase Price for a Debt Security of any Series for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Debt Security (together with necessary endorsements) to the Paying Agent for that Series at its address set forth in USX's notice regarding the Change in Control, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. (Section 4.07) Payment of the Change in Control Purchase Price for such Debt Security will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such Debt Security. (Section 4.08)

     Under the Indenture, a "Change in Control" of USX is deemed to have occurred at such time as (i) any "person" or "group" of persons (excluding USX, any Subsidiary, any employee stock ownership plan or any other employee benefit plan of USX) shall have acquired "beneficial ownership" (within the meaning of
Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder) of shares of Voting Stock representing at least 35% of the outstanding Voting Power of USX, (ii) during any period of twenty-five consecutive months, commencing before or after the date of the Indenture, individuals who at the beginning of such twenty-five month period were directors of USX (together with any replacement or additional directors whose election was recommended by incumbent management of USX or who were elected by a majority of directors then in office) cease to constitute a majority of the board of directors of USX, or (iii) any person or group of related persons shall acquire all or substantially all of the assets of USX; provided, that a Change in Control shall not be deemed to have occurred pursuant to clause (iii) above if

USX shall have merged or consolidated with or transferred all or substantially all of its assets to another corporation in compliance with the provisions of
Section 11.01 of the Indenture (relating to when USX may merge or transfer assets) and the surviving or successor or transferee corporation is no more leveraged than was USX immediately prior to such event. For purposes of this definition, the term "leveraged" when used with respect to any corporation shall mean the percentage represented by the total assets of that corporation divided by its stockholders' equity, in each case determined and as would be shown in a consolidated balance sheet of such corporation prepared in accordance with generally accepted accounting principles in the United States of America. The term "substantially all" in clause (iii) above has not been quantified for purposes of defining Change in Control and, depending upon the factual circumstances, there may be uncertainty as to when a Change in Control has occurred for purposes of determining the rights of holders of Debt Securities pursuant to this provision.

     Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by virtue of (i) USX, any Subsidiary of USX, any employee stock ownership plan or any other employee benefit plan of USX or any such Subsidiary, or any Person holding Voting Stock for or pursuant to the terms of any such employee benefit plan, acquiring beneficial ownership of shares of Voting Stock, whether representing 35% or more of the outstanding Voting Power of USX or otherwise or (ii) any Person whose ownership of shares of Voting Stock representing 35% or more of the outstanding Voting Power of USX results solely from USX's calculation from time to time of the relative voting rights of Marathon Stock and Steel Stock.

     "Voting Stock" means stock of USX of any class or classes (however designated) having ordinary voting power for the election of the directors of USX, other than stock having such power only by reason of the happening of a contingency. "Voting Power" means the total voting power represented by all outstanding shares of all classes of Voting Stock. (Section 4.07)

     In the event a Change in Control occurs, USX intends to comply with any applicable securities laws or regulations, including any applicable requirements of Rule 14e-1 under the Exchange Act. The Change in Control purchase feature of the Debt Securities may in certain circumstances make more difficult or discourage a takeover of USX. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of USX by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. The Change in Control purchase feature is similar to that contained in other debt offerings of USX as a result of negotiations between USX and the underwriters thereof.

     Except as described above, the Change in Control purchase feature does not afford holders of the Debt Securities protection against possible adverse effects of a reorganization, restructuring, merger or similar transaction involving USX.

     Although USX's existing indebtedness does not limit USX's ability to purchase Debt Securities, USX's ability to purchase Debt Securities in the future may be limited by the terms of any then existing borrowing arrangements and by its financial resources.

EVENTS OF DEFAULT

     An Event of Default with respect to Debt Securities of any Series is defined in the Indenture as being: (i) default in the payment of the principal of or premium, if any, on any of the Debt Securities of such Series when due and payable; (ii) default in the payment of interest on the Debt Securities of such Series when due, continuing for 30 days; (iii) default in the payment of the Change in Control Purchase Price of any of the Debt Securities of such Series as and when the same shall become due and payable; (iv) default in the deposit of any sinking fund payment with respect to any Debt Security of such Series when due; (v) failure by USX in the performance of any other covenant or agreement in the Debt Securities of such Series or in the Indenture continued for a period of 90 days after notice of such failure as provided in the Indenture; (vi) certain events of bankruptcy, insolvency, or reorganization with respect to USX; or
(vii) any other Event of Default provided with respect to Debt Securities of that Series. (Section 6.01)

     USX is required annually to deliver to the Trustee officers' certificates stating whether or not the signers have any knowledge of any default in the performance by USX of certain covenants. (Section 4.06)

     In case an Event of Default shall occur and be continuing with respect to any Series, the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of such Series then outstanding may declare the Debt Securities of such Series to be due and payable. (Section 6.01) The Trustee is required to give holders of the Debt Securities of any Series written notice of a default with respect to such Series as and to the extent provided by the Trust Indenture Act. (Section 6.07)

     If, however, at any time after the Debt Securities of such Series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, USX shall pay or deposit with the Trustee amounts sufficient to pay all matured installments of interest upon the Debt Securities of such Series and the principal of all Debt Securities of such Series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the Indenture shall have been paid, and any and all defaults with respect to such Series under the Indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the Debt Securities of such Series then outstanding, by written notice to USX and the Trustee, may waive all defaults with respect to such Series and rescind and annul the declaration that the Debt Securities of such Series are due and payable. (Section 6.01) In addition, prior to any such declaration that the Debt Securities of such Series are due and payable, the holders of a majority in aggregate principal amount of the Debt Securities of such Series may waive any past default and its consequences with respect to such Series, except a default in the payment of the principal of or any premium or interest on any Debt Securities of such Series. (Section 6.06)

     The Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request, order or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. (Section 7.02) Subject to such provisions for the indemnification of the Trustee and certain limitations contained in the Indenture, the holders of a majority in aggregate principal amount of the Debt Securities of each Series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such Series. (Section 6.06)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting USX and the Trustee to modify the Indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following: (a) to evidence the succession of another corporation to USX; (b) to add to the covenants of USX further covenants, restrictions, conditions or provisions for the benefit or protection of the holders of any or all Series of Debt Securities or to surrender any right or power conferred upon USX by the Indenture; (c) to cure any ambiguity or to correct or supplement any provision of the Indenture (or supplements) which may be defective or inconsistent with any other provision in the Indenture (or supplements); to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of the holders of the Debt Securities then outstanding; (d) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more Series of Debt Securities thereunder, under certain conditions specified therein; (e) to evidence the appointment of a successor trustee and to add to or change provisions of the Indenture necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; (f) to set forth the form and any terms of any Series of Debt Securities which USX and the Trustee deem necessary or desirable to include in a supplemental indenture; and (g) to add to or change any of the provisions of the Indenture to such extent as shall be necessary or desirable to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons. USX and the Trustee may otherwise modify the Indenture or any supplemental indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each Series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall (i) extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the Debt Securities are payable, without the consent of the holder of each Debt Security so affected, or (ii) reduce the aforesaid percentage of Debt Securities of any Series, the consent of the holders of which is required for any such modifications or supplemental indenture, without the consent of the holders of all Debt Securities affected thereby then outstanding. (Article Ten)

SATISFACTION AND DISCHARGE; DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture shall be satisfied and discharged if (i) USX shall deliver to the Trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities shall have become due and payable or are to become due and payable within one year and USX shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, provided that in either case USX shall have paid all other sums payable under the Indenture. (Section 12.01)

     The Indenture provides, if such provision is made applicable to the Debt Securities of a Series, that USX may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such Series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Security under Sections 4.03, 4.04, 4.07, 4.09, 11.01 and 11.03 of the Indenture (being the restrictions described above under "Certain Covenants of USX" and USX's obligations described under "Purchase of Debt Securities upon a Change in Control") and (ii) that Sections 6.01(d), 6.01(e) (as to Sections 4.03, 4.04, 4.07, 4.09, 11.01 and
11.03) and 6.01(h), as described in clauses (iv), (v) and (vii) under "Events of Default" above, shall not be deemed to be Events of Default under the Indenture with respect to such Series ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates therefor. In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such Trust. Such a trust may only be established if, among other things, USX has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. (Section 12.02)

RECORD DATES

     The Indenture provides that in certain circumstances USX or the Trustee may establish a record date for determining the holders of outstanding Debt Securities of a Series entitled to join in the giving of notice or the taking of other action under the Indenture by the holders of the Debt Securities of such Series.

BOOK-ENTRY SECURITIES

     The following description of Book-Entry Securities will apply to any Series of Debt Securities issued in whole or in part in the form of a Global Security or Securities except as otherwise provided in the Prospectus Supplement relating thereto.

     Upon issuance, all Book-Entry Securities of like tenor and having the same date of original issue will be represented by a single Global Security. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, the Depositary, which will be a clearing agent registered under the Exchange Act. The Global Security will be registered in the name of the Depositary or a nominee of the Depositary.

     Ownership of beneficial interest in a Global Security representing Book-Entry Securities will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such a Global Security will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interest in such a Global Security by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair this ability to transfer beneficial interests in such a Global Security.

     Payment of principal of and any premium and interest on Book-Entry Securities represented by any Global Security registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owners and holder of the Global Security representing such Book-Entry Securities. None of USX, the Trustee or any agent of USX or the Trustee will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in a Global Security representing such Book-Entry Securities or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by the Depositary's procedures, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

     No Global Security may be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

     A Global Security representing Book-Entry Securities of any Series is exchangeable for definitive Debt Securities of such Series in registered form, of like tenor and of an equal aggregate principal amount, only if (a) the Depositary notifies USX that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act, (b) USX in its sole discretion determines that such Global Security shall be exchangeable for definitive Debt Securities in registered form, or (c) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that Series. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount, and in the authorized denominations for that Series. Such definitive Debt Securities shall be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Security.

     Except as provided above, owners of beneficial interests in such Global Security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. USX understands that under existing industry practices, in the event that USX requests any action of holders or an owner of a beneficial interest in such Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

CONCERNING THE TRUSTEE

     PNC Bank, National Association is also trustee for Marathon Oil Company's 7% Monthly Interest Guaranteed Notes Due 2002, which are guaranteed by USX, for fourteen series of obligations issued by various governmental authorities relating to environmental projects at various USX facilities, for an aggregate principal amount of $1.3 billion of debt securities issued by USX under an Indenture between USX and the Trustee dated July 1, 1991 and for $1.4 billion of Debt Securities which have heretofore been issued by USX under the Indenture. USX and its subsidiaries maintain ordinary banking relationships, including loans and deposit accounts, with PNC Bank, National Association and anticipate that they will continue to do so.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a description of the terms of the capital stock of USX included in the Certificate of Incorporation. This description does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation, and the Amended and Restated Rights Agreement (the "Restated Rights Agreement") between USX and Mellon Bank, N.A., as Rights Agent (the "Rights Agent"), which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The authorized capital stock of USX consists of (i) 40 million shares of preferred stock, without par value (the "Preferred Stock"), of which three million shares are designated as 6.50% Cumulative Convertible Preferred Stock ("6.50% Convertible Preferred Stock") and eight million shares are designated as Series A Junior Preferred Stock, (ii) 550 million shares of a class of common stock designated as USX-Marathon Group Common Stock, par value $1.00 per share,
(iii) 200 million shares of a class of common stock designated as USX-U.S. Steel Group Common Stock, par value $1.00 per share and (iv) 50 million shares of a class of common stock designated as USX-Delhi Group Common Stock, par value $1.00 per share.

     As of April 30, 1998, there were 2,961,887 shares of 6.50% Convertible Preferred Stock, 289,202,123 shares of Marathon Stock, 86,835,989 shares of Steel Stock and no shares of USX-Delhi Group Common Stock issued and outstanding. Effective January 26, 1998, all of the outstanding USX-Delhi Group Common Stock was redeemed in connection with the sale of the Delhi Companies, and therefore, such stock is not discussed further in this description of Capital Stock. No shares of Series A Junior Preferred Stock are outstanding. Additionally, there were 3,937,163 6.75% Convertible Junior Subordinated Debentures due 2037 outstanding as of April 30, 1998 convertible into 4,256,073 shares of Steel Stock, subject to adjustment in certain circumstances.

     As used herein:

          "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.

          "Marathon Group" means, at any time, (x) all businesses in which any of Marathon Oil Company, Texas Oil & Gas Corp., Carnegie Natural Gas Company and Apollo Gas Company (or any of their predecessors or successors) is or has been engaged, directly or indirectly, other than the businesses of the Delhi Group after October 2, 1992 (the date of first issuance of USX-Delhi Group Common Stock), (y) all assets and liabilities of USX to the extent attributed to any of such businesses, whether or not such assets or liabilities are or were assets or liabilities of such companies and (z) such businesses, assets and liabilities acquired by USX for the Marathon Group after May 6, 1991, as determined by the Board to be included in the Marathon Group.

          "Market Value" of either class of Common Stock on any Business Day means the average of the high and low reported sales prices regular way of a share of such class on such Business Day or, in case no such reported sale takes place on such Business Day, the average of the reported closing bid and asked prices regular way of a share on such class on such Business Day, in either case on the Composite Tape, or if the shares of such class are not listed or admitted to trading on the NYSE on such Business Day, on specified alternative markets, or, if not listed or admitted to trading on such markets, the market value as determined by the Board, subject to adjustments necessary to reflect any dividends (other than regular cash dividends) or distributions on, or subdivisions or combinations of, outstanding shares of such class.

          "Business Day" means each weekday other than any day on which any relevant class of Common Stock is not traded on any national securities exchange or the National Association of Securities Dealers Automated Quotations National Market System or in the over-the-counter market.

          "Net Proceeds," as of any date, from any Disposition of any of the properties and assets of the U.S. Steel Group shall mean an amount, if any, equal to the gross proceeds of such Disposition after payment of, or reasonable provision for (i) any taxes payable by USX in respect of such Disposition, (ii) any taxes payable by USX in respect of any dividend or redemption pursuant to a dividend or redemption paid to holders of Steel Stock in connection with such Disposition, (iii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iv) any liabilities (contingent or otherwise) of, or allocated to, the U.S. Steel Group including, without limitation any indemnity obligations incurred in connection with the Disposition. For purposes of this definition, any properties and assets of the U.S. Steel Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property.

          "U.S. Steel Group" means, at any time, all of the businesses in which USX is or has been engaged, directly or indirectly, and all assets and liabilities of USX, other than any businesses, assets or liabilities of the Marathon Group if any shares of Marathon Stock are outstanding.

PREFERRED STOCK

     The authorized Preferred Stock may be issued without the approval of the holders of Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by the Board and as described in the appropriate Prospectus Supplement (if any). The future issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of USX.

     Holders of the 6.50% Convertible Preferred Stock are entitled to receive cumulative dividends, to be declared and paid before declaration and payment of dividend on USX's common stock, at the rate of 6.50% per annum. The 6.50% Convertible Preferred Stock was not redeemable prior to April 1, 1996, except as described below. On and after such date, the 6.50% Convertible Preferred Stock is redeemable at the option of USX under certain circumstances, in whole or in part, for cash, currently at a price of $51.625 per share, and at prices declining annually on each April 1 to an amount equal to $50.00 per share on and after April 1, 2003, plus, in each case, an amount equal to accrued and unpaid dividends to the redemption date. If USX exchanges all of the outstanding Steel Stock for shares of a wholly owned subsidiary of USX to which all of the assets and liabilities of the U.S. Steel Group have been transferred, pays a dividend on or redeems shares of Steel Stock with the Net Proceeds from the Disposition of all or substantially all of the assets of the U.S. Steel Group, pays a dividend on, or USX or any of its subsidiaries consummates a tender or exchange offer for, Steel Stock, and the aggregate amount of such dividend or the consideration paid in such tender or exchange offer is an amount equal to all or substantially all of the assets, the 6.50% Convertible Preferred Stock is required to be redeemed, in whole, for $50.00 per share, plus dividends accrued and unpaid to the redemption date. The 6.50% Convertible Preferred Stock is required to be redeemed under certain other limited circumstances. The 6.50% Convertible Preferred Stock will not be entitled to the benefit of any sinking fund.

     Shares of the 6.50% Convertible Preferred Stock are convertible at any time at the option of the holder, unless previously redeemed, into shares of Steel Stock, at a conversion price of $46.125 per share of Steel Stock (equivalent to a conversion rate of 1.084 shares of Steel Stock for each share of 6.50% Convertible Preferred Stock), subject to adjustment in certain circumstances.

     The holders of the 6.50% Convertible Preferred Stock have no vote except certain class votes in limited circumstances. Upon the dissolution, liquidation or winding-up of USX, the holders of the 6.50% Convertible Preferred Stock are entitled to receive out of the assets of USX available for distribution to stockholders, before any payment or distribution shall be made on Common Stock or any other class of stock ranking junior to such series upon liquidation, the amount of $50 per share plus all accrued and unpaid dividends thereon.

MARATHON STOCK

     DIVIDENDS--DIVIDENDS ON THE MARATHON STOCK ARE INTENDED TO BE PAID BASED ON THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE MARATHON GROUP.

     Subject to any prior rights of the holders of the Preferred Stock, dividends may be paid on the Marathon Stock as determined by the Board out of funds of USX legally available therefor.

     The Board may, in its sole discretion, declare and pay dividends exclusively on the Marathon Stock, or exclusively on the Steel Stock, or on both classes in equal or unequal amounts, notwithstanding the respective amount of funds available for dividends on each class, the respective voting and liquidation rights of each class, the amount or prior dividends declared on each class or any other factor.

     EXCHANGE AND REDEMPTION--MARATHON STOCK MAY BE EXCHANGED FOR SHARES OF A SUBSIDIARY OF USX TO WHICH USX WOULD HAVE TRANSFERRED ALL OF THE ASSETS AND LIABILITIES OF THE MARATHON GROUP.

     At any time after the transfer of all the assets and liabilities of the Marathon Group to a wholly-owned subsidiary of USX (the "Marathon Group Subsidiary"), the Board may, in its sole discretion and by a majority vote of the directors then in office, provided that there are funds of USX legally available therefor, exchange all of the outstanding shares of Marathon Stock for all of the outstanding shares of the common stock of the Marathon Group Subsidiary (the "Marathon Group Subsidiary Stock"), on a pro rata basis.

     General Redemption Provisions: In the event of any exchange or redemption of a class of Common Stock, USX shall cause to be given to each holder of such Common Stock a notice stating (A) that shares of such Common Stock shall be exchanged or redeemed, as the case may be, (B) the date of the exchange or redemption, (C) in the event of a partial redemption, the number of shares of Steel Stock to be redeemed, (D) the kind and amount of shares of capital stock or cash and/or securities or other property to be received by such holder with respect to each share of such class of Common Stock held by such holder, including details as to the calculation thereof, (E) the place or places where certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless USX waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock or cash and/or securities or other property and (F) that, except as provided in the second following paragraph, dividends on such shares of Common Stock will cease to be paid as of such exchange date or redemption date. Such notice shall be sent by first-class mail, postage prepaid, not less than 30 nor more than 60 days prior to the exchange date or redemption date, as the case may be, and in any case to each holder of such class of Common Stock to be exchanged or redeemed, at such holder's address as the same appears on the stock transfer books of USX. Neither the failure to mail such notice to any particular holder of such class of Common Stock nor any defect therein shall affect the sufficiency thereof with respect to any other holder of such class of Common Stock.

     If less than all of the outstanding shares of Steel Stock are to be redeemed, such shares shall be redeemed by USX pro rata among the holders of such class of Common Stock or by such other method as may be determined by the Board to be equitable.

     No adjustments in respect of dividends shall be made upon the exchange or redemption of any shares of any class of Common Stock; provided, however, that if such shares are exchanged or redeemed by USX after the record date for determining holders of such class of Common Stock entitled to any dividend or distribution thereon, such dividend or distribution shall be payable to the holders of such shares at the close of business on such record date notwithstanding such exchange or redemption.

     Before any holder of shares of any class of Common Stock shall be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to any exchange or redemption of such class of Common Stock, such holder shall surrender at such office as USX shall specify certificates for such shares of such class of Common Stock, properly endorsed or assigned for transfer (unless USX shall waive such requirement). As soon as practicable after surrender of certificates for shares of such class of Common Stock, USX will deliver to the holder of such shares so surrendered the certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such holder is entitled, together with any fractional payment referred to below. If less than all of the shares of such class of Common Stock represented by any one certificate are to be redeemed, USX will issue and deliver a new certificate for the shares of such class of Common Stock not redeemed.

     USX shall not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of any class of Common Stock upon any exchange, redemption, dividend or other distribution. If more than one share of such class of Common Stock shall be held at the same time by the same holder, USX may aggregate the number of shares of any class of capital stock that shall be issuable or the amount of securities that shall be deliverable to such holder upon any exchange, redemption, dividend or other distribution (including any fractions of shares or securities). If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of any class of Common Stock is a fraction, USX shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Business Day prior to the date such payment is to be made. For purposes of the preceding sentence, "fair market value" of any fraction shall be (i) in the case of any fraction of a share of capital stock of USX, the product of such fraction and the Market Value of one share of such capital stock and (ii) in the case of any other fractional security, such value as is determined by the Board.

     VOTING--SHARES OF MARATHON STOCK SHALL HAVE ONE VOTE PER SHARE. SHARES OF STEEL STOCK WILL, WHEN VOTING WITH THE OTHER CLASS OF COMMON STOCK (MARATHON STOCK), HAVE A NUMBER OF VOTES PER SHARE BASED UPON THE TIME WEIGHTED AVERAGE RATIOS OF THE MARKET VALUE OF A SHARE OF STEEL STOCK TO THE MARKET VALUE OF A SHARE OF MARATHON STOCK.

     Except as set forth below and under "Steel Stock--Voting," holders of both classes of Common Stock vote together as a single class on all matters as to which all holders of Common Stock are entitled to vote. On all matters to be voted on by the holders of both classes of Common Stock together as a single class, (i) each share of outstanding Marathon Stock has one vote and (ii) each share of Steel Stock has a number of votes equal to the quotient (calculated to the nearest three decimal places), as of the fifth Business Day prior to the applicable record date, of (A) the sum of (1) four times the average ratio of X/Y for the five-Business Day period ending on such fifth Business Day, (2) three times the average ratio of X/Y for the next preceding five-Business Day period, (3) two times the average ratio of X/Y for the next preceding five-Business Day period and (4) the average ratio of X/Y for the next preceding five-Business Day period, divided by (B) ten, where X is the Market Value of the Steel Stock and Y is the Market Value of the Marathon Stock. If shares of only one class of Common Stock are outstanding, each share of that class shall have one vote.

     Assuming that the time weighted averages of the Market Values of Marathon Stock and Steel Stock were $33 and $32, respectively, the per share voting rights of Marathon Stock and Steel Stock would be one vote and 0.970 votes per share, respectively. If the Marathon Stock and the Steel Stock had such per share voting rights as of April 30, 1998, the holders of Marathon Stock and Steel Stock would have approximately 77% and 23%, respectively, of the total voting power of USX.

     In addition, the approval of the holders of at least 66 2/3% of the outstanding Marathon Stock, voting as a separate class, shall be necessary for:

          (i) the declaration or payment of any dividend, or the making of any other payment or distribution on or with respect to, any shares of any other class of Common Stock, if such dividend, payment or distribution is to be made with (A) proceeds from the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) (a "Disposition") of any of the properties and assets of the Marathon Group or (B) any portion of an equity interest in a person, entity or group that owns any of the properties and assets of the Marathon Group; or

          (ii) the use, or reservation for use, of any proceeds from the Disposition of any of the properties and assets of the Marathon Group, or any of the properties and assets acquired with such proceeds, in any business of the Corporation other than the Marathon Group.

Notwithstanding the foregoing, however, such vote shall not be required if such proceeds are loaned at a rate or rates representative of actual borrowings and short-term investments by USX.

     The vote or consent of the holders of a majority of all of the outstanding shares of any class of Common Stock, voting as a separate class, is currently required under Delaware law for any amendment to the Certificate of Incorporation that would increase or decrease the par value of the shares of such class or alter or change the powers or special rights of the shares of such class so as to affect them adversely. The Certificate of Incorporation provides that neither the increase nor decrease of the authorized number of shares of any class of Common Stock shall require a separate vote of any class. Thus, it is possible that the holders of a majority of one class of Common Stock could constitute a majority of the voting power of both classes and approve the increase or decrease of the authorized amount of the other class of Common Stock without the approval of the holders of such other class of Common Stock.

     The Certificate of Incorporation also provides that unless the vote or consent of a greater number of shares shall then be required by law, the approval of the holders of a majority of the outstanding shares of any class of Common Stock, voting as a separate class, shall be necessary for authorizing, effecting or validating the merger or consolidation of USX into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such class of Common Stock, either directly or indirectly.

     LIQUIDATION--IN THE EVENT OF THE LIQUIDATION OF USX, HOLDERS OF EITHER CLASS OF COMMON STOCK WILL BE ENTITLED TO RECEIVE A PORTION OF THE FUNDS DISTRIBUTABLE TO HOLDERS OF BOTH CLASSES OF COMMON STOCK BASED UPON THE TIME-WEIGHTED AVERAGE AGGREGATE MARKET CAPITALIZATION OF EACH SUCH CLASS OF COMMON STOCK TO THE AGGREGATE MARKET CAPITALIZATION OF BOTH CLASSES OF COMMON STOCK.

     The Certificate of Incorporation provides that, in the event of a dissolution, liquidation or winding-up of USX, whether voluntary or involuntary, after payment of creditors and after the holders of Preferred Stock receive the full preferential amounts to which they are entitled, the holders of outstanding shares of each class of Common Stock will share the funds remaining for distribution to the holders of Common Stock. The holders of the outstanding Common Stock will each be entitled to receive a fraction of such funds equal to the quotient of (i) the sum of (A) four times the average ratio of X/Y for the five-Business Day period ending on the Business Day prior to the date of the public announcement of (1) a voluntary dissolution, liquidation or winding-up by USX or (2) the institution of any proceeding for the involuntary dissolution, liquidation or winding-up of USX, (B) three times the average ratio of X/Y for the next preceding five-Business Day period, (C) two times the average ratio of X/Y for the next preceding five-Business Day period and (D) the average ratio of X/Y for the next preceding five-Business Day period, divided by (ii) ten, where X is the market capitalization of such class of Common Stock and Y is the aggregate market capitalization of both classes of Common Stock. For purposes of the preceding sentence, "Market Capitalization" of any class of Common Stock on any day shall mean the product of (i) the Market Value of such class of Common Stock on such day and (ii) the number of shares of such class of Common Stock outstanding on such day.

STEEL STOCK

     DIVIDENDS--DIVIDENDS ON THE STEEL STOCK ARE INTENDED TO BE PAID BASED UPON THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE U.S. STEEL GROUP.

     Subject to any prior rights of the holders of the Preferred Stock, dividends on the Steel Stock may be declared and paid only out of the lesser of
(i) funds of USX legally available therefor and (ii) the Available Steel Dividend Amount.

     The "Available Steel Dividend Amount," on any date, means either:

          (a) the greater of:

             (i) an amount equal to (x) $2.244 billion, increased or decreased, as appropriate, to reflect: (A) Steel Net Income from the close of business on December 31, 1990, (B) any dividends or other distributions declared or paid with respect to, or repurchases or issuances of, any shares of common stock of USX after December 31, 1990 and prior to the close of business on May 6, 1991 attributed to the U.S. Steel Group, (C) any dividends or other distributions declared or paid with respect to, or repurchases or issuances of, any shares of Steel Stock or any shares of Preferred Stock attributed to the U.S. Steel Group and (D) any other adjustments to stockholders' equity of the U.S. Steel Group made in accordance with generally accepted accounting principles, less (y) the sum of the aggregate par value of all outstanding Steel Stock and the aggregate stated capital of all outstanding Preferred Stock attributed to the U.S. Steel Group; and

             (ii) the excess of the fair market value of the net assets of the U.S. Steel Group over the sum of the aggregate par value of all outstanding Steel Stock and the aggregate stated capital of all outstanding Preferred Stock attributed to the U.S. Steel Group, in the case of each of clauses (i) and (ii) increased by an amount equal to any effects of the recognition of the transition obligation upon the adoption of SFAS No. 106 (including any amendments thereto) and any cumulative effects of the adoption of SFAS No. 109 (including any amendments thereto) in the year of adoption; or

          (b) in case there shall be no such amount, an amount equal to Steel Net Income (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     The amount of $2.244 billion in clause (a)(i) above represents the amount of total stockholders' equity of USX as of December 31, 1990 assigned to the U.S. Steel Group by the Board after giving consideration to the historical debt and equity structure of USX.

     The Available Steel Dividend Amount as of March 31, 1998 was at least $3.094 billion, as calculated under the preceding clause (a)(i).

     Although net income and stockholders' equity of the U.S. Steel Group was reduced when USX adopted the accounting changes required by SFAS No. 106 and SFAS No. 109, such changes did not affect cash flows of the U.S. Steel Group. As a result, in order to preclude dividends on the Steel Stock from being limited by such noncash accounting changes, the amounts in each of clause (a)(i) and clause (a)(ii) of the definition of "Available Steel Dividend Amount" were adjusted to eliminate the effects of such changes, as set forth above.

     Clause (b) in the definition of "Available Steel Dividend Amount" will permit the payment of dividends on the Steel Stock in any fiscal year to the extent there is positive Steel Net Income (as defined below) in such fiscal year or in the preceding fiscal year or to the extent of the sum of positive Steel Net Income, if any, in both such years. Any loss in either such year would not reduce positive Steel Net Income, if any, in the other year for purposes of determining the applicable limitation on dividends. Such provision is comparable to Section 170 of the Delaware General Corporation Law, which allows the payment of dividends on common stock of any Delaware corporation in any fiscal year to the extent of consolidated net income of the corporation for such fiscal year and/or the preceding fiscal year.

     As used herein, "Steel Net Income" means the net income or loss of the U.S. Steel Group determined in accordance with generally accepted accounting principles, including income and expenses of USX attributed to the U.S. Steel Group, on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes. For information concerning the policies governing the attribution of corporate activities to the U.S. Steel Group which are being followed by USX in determining Steel Net Income, see "Management and Accounting Policies."

     The Board may, in its sole discretion, declare and pay dividends exclusively on the Marathon Stock, or exclusively on the Steel Stock, or on both classes in equal or unequal amounts, notwithstanding the respective amount of funds available for dividends on each class, the respective voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor.

     EXCHANGE AND REDEMPTION--IN THE EVENT OF A DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE U.S. STEEL GROUP, USX IS REQUIRED TO (1) PAY A DIVIDEND, (2) REDEEM STEEL STOCK OR (3) EXCHANGE STEEL STOCK FOR MARATHON STOCK.

     If USX transfers all the assets and liabilities of the U.S. Steel Group to a wholly owned subsidiary of USX (the "U.S. Steel Group Subsidiary"), Steel Stock may be exchanged, at the sole discretion of the Board, by a majority vote of the directors then in office, provided that there are funds of USX legally available therefor, for all of the outstanding stock of the U.S. Steel Group Subsidiary, on a pro rata basis on the same terms and conditions as on the Marathon Stock.

     In addition, upon the Disposition, in one transaction or a series of related transactions, of all or substantially all of the properties and assets of the U.S. Steel Group (other than in connection with the Disposition by USX of all of its properties and assets in one transaction) to any person, entity or group (other than to the holders of all outstanding shares of Steel Stock on a pro rata basis or to a person, entity or group in which USX, directly or indirectly, owns a majority equity interest), USX shall, within 60 days following the consummation of such Disposition, either (i) subject to the limitations on dividends on Steel Stock set forth above, declare and pay a dividend in cash and/or in securities or other property received as proceeds of such Disposition to the holders of the Steel Stock in an amount equal to the Net Proceeds of such Disposition, (ii) to the extent that there are funds of USX legally available therefor, redeem the number of whole shares of Steel Stock having an aggregate average Market Value during the ten-Business Day period following consummation of such Disposition, closest to the value of the Net Proceeds of such Disposition, for cash and/or securities or other property received as proceeds of such Disposition in an amount equal to the Net Proceeds or (iii) exchange each outstanding share of Steel Stock for a number of shares of Marathon Stock equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Steel Stock to the Market Value of one share of Marathon Stock during such period.

     If, immediately after any event, USX, directly or indirectly, owns less than a majority equity interest in any person, entity or group in which USX, directly or indirectly, owned a majority equity interest immediately prior to the occurrence of such event, a Disposition of all of the properties and assets of the U.S. Steel Group owned by such person, entity or group shall be deemed to have occurred. In the case of a Disposition of properties or assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

     "Substantially all of the properties and assets of the U.S. Steel Group," as of any date, means a portion of such properties and assets that represents at least 80% of either of the then-current market value of, or the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of USX derived from, the properties and assets of the U.S. Steel Group as of such date (excluding the assets and properties of any person, entity or group in which USX, directly or indirectly, owns less than a majority equity interest).

     After any such special dividend or redemption pursuant to clause (i) or
(ii) in the third preceding paragraph, the Board may, by a majority vote of the directors then in office, exchange each outstanding share of Steel Stock for a number of shares of Marathon Stock equal to 110% of the Market Value Ratio as of the fifth Business Day prior to the date notice of such exchange is mailed to the holders of Steel Stock. For purposes of the preceding sentence, "Market Value Ratio", as of any date, means the highest of the following (calculated to the nearest five decimal places): (A) the average ratio of S/X for the five-Business Day period ending on such date. (B) the quotient of (1) the sum of
(w) four times the average ratio of S/X for the five-Business Day period ending on such date, (x) three times the average ratio of S/X for the next preceding five-Business Day period, (y) two times the average ratio of S/X for the next preceding five-Business Day period and (z) the average ratio of S/X for the next preceding five-Business Day period, divided by (2) ten and (C) if the special dividend pursuant to clause (i) of the third preceding paragraph was declared and paid or the redemption pursuant to clause (ii) thereof was made prior to the commencement of the most recently completed fiscal quarter of USX, the average ratio of S/X for such fiscal quarter, where S is the Market Value of one share of the Steel Stock and X is the Market Value of one share of the Marathon Stock. In determining whether to effect such an exchange, the Board, in addition to other matters, would likely consider whether the remaining properties and assets of the U.S. Steel Group constitute a viable business. Other considerations could include the number of shares of Steel Stock remaining outstanding following any such redemption, the per share market price of the Steel Stock following the payment of such a dividend or such a redemption and the cost of maintaining stockholder accounts.

     An exchange or redemption of Steel Stock for Marathon Stock would be made on the same general terms and conditions as described above under "Marathon Stock--Exchange and Redemption--General Provisions."

     VOTING--SHARES OF STEEL STOCK WILL, WHEN VOTING TOGETHER WITH ALL OTHER CLASSES OF COMMON STOCK, HAVE A NUMBER OF VOTES PER SHARE BASED UPON TIME-WEIGHTED AVERAGE RATIOS OF THE MARKET VALUE OF A SHARE OF STEEL STOCK TO THE MARKET VALUE OF A SHARE OF MARATHON STOCK.

     The holders of shares of the Steel Stock have the voting rights described above under the caption "Marathon Stock--Voting."

     In addition, as is the case with the use of the proceeds from the Disposition of any properties or assets of the Marathon Group, unless the vote or consent of a greater number of shares shall then be required by law, the approval of the holders of at least 66 2/3% of the outstanding Steel Stock, voting as a separate class, shall be necessary for:

          (i) the declaration or payment of any dividend on, or the making of any other payment or distribution on or with respect to, any shares of any other class of common stock, if such dividend, payment or distribution is to be made with (A) proceeds from the Disposition of any of the properties and assets of the U.S. Steel Group or (B) any portion of an equity interest in a person, entity or group that owns any of the properties and assets of the U.S. Steel Group; or

          (ii) the use, or reservation for use, of any proceeds from the Disposition of any of the properties and assets of the U.S. Steel Group, or any of the properties and assets acquired with such proceeds, in any business of USX other than a business of the U.S. Steel Group. Notwithstanding the foregoing, however, such vote shall not be required if such proceeds are loaned at a rate or rates representative of actual borrowings and short-term investments by USX.

     LIQUIDATION--IN THE EVENT OF THE LIQUIDATION OF USX, HOLDERS OF STEEL STOCK WILL BE ENTITLED TO RECEIVE A PORTION OF THE FUNDS DISTRIBUTABLE TO HOLDERS OF COMMON STOCK BASED ON THE RELATIVE TIME-WEIGHTED AVERAGE AGGREGATE MARKET CAPITALIZATION OF THE STEEL STOCK TO THE AGGREGATE MARKET CAPITALIZATION OF BOTH CLASSES OF COMMON STOCK.

     In the event of a dissolution, liquidation or winding-up of USX, the holders of shares of Steel Stock are entitled to receive funds in the amounts described above under "Marathon Stock--Liquidation."

DETERMINATIONS BY BOARD

     Any determinations made by the Board under the foregoing provisions will be final and binding on all stockholders of USX.

OTHER RIGHTS

     The holders of Common Stock do not have any preemptive rights or any rights to convert their shares into any other securities of USX.

STOCK TRANSFER AGENT AND REGISTRAR

     USX maintains its own stock transfer department at the following address:
USX Corporation, Shareholders Services Department, 600 Grant Street, Room 611, Pittsburgh, PA 15219-4776. Certificates representing shares can also be presented for registration of transfer at ChaseMellon Shareholder Services, 120 Broadway, 13th Floor, New York, NY 10021.

     ChaseMellon Shareholder Services L.L.C., 4 Station Square, Pittsburgh, PA 15219 is the Registrar for all the Common Stock.

AMENDED AND RESTATED RIGHTS PLAN

     The following is a brief description of the terms of the Stockholders Rights Plan set forth in the Restated Rights Agreement between USX and Mellon Bank, N.A., as Rights Agent.

     Under the Restated Rights Agreement, the right (each a "Right") to purchase from USX a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Preferred Stock, no par value (the "Junior Preferred Stock"), at a purchase price of $120 in cash per Unit, subject to adjustment, is attached to each share of Marathon Stock and Steel Stock (sometimes hereinafter referred to together as the "Voting Stock"). A Right attached to a share of Marathon Stock is hereinafter referred to as a "Marathon Right" and a Right attached to a share of Steel Stock is hereinafter referred to as a "Steel Right."

     The Rights will separate from the Voting Stock and a Rights distribution date will occur upon the earlier of (i) 15 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired (except pursuant to a Qualifying Offer (defined in the Restated Rights Agreement as an all-cash tender offer for all outstanding shares of Voting Stock meeting certain prescribed requirements)), or obtained the right to acquire, beneficial ownership of Voting Stock representing 15% or more of the total voting power of all outstanding shares of Voting Stock (the "Stock Acquisition Date"), or (ii) 15 days (or upon such later date as may be determined by the Board) following the commencement of a tender offer or exchange offer (other than a Qualifying Offer) that would result in a person or a group beneficially owning Voting Stock representing 15% or more of the total voting power of all outstanding shares of Voting Stock. For purposes of the Restated Rights Agreement, total voting power of Voting Stock shall be determined based upon the most recent calculation announced by USX. See "Marathon Stock--Voting" and "Steel Stock--Voting" above. If a person inadvertently becomes the beneficial owner of Voting Stock representing 15% or more of the total voting power of the Voting Stock due to the recalculation by USX of the relative voting power of Marathon Stock and Steel Stock, such person will not be an Acquiring Person unless and until such person acquires any additional shares of Voting Stock.

     In the event that a person or group becomes the beneficial owner of Voting Stock representing 15% or more of the total voting power of all outstanding shares of Voting Stock (except pursuant to a Qualifying Offer), the Rights "flip-in" and entitle each holder of a Right (other than the Acquiring Person and certain related parties) to receive, upon exercise, Marathon Stock or Steel Stock, as the case may be (or in certain circumstances, cash, property, or other securities of USX), having a value equal to two times the exercise price of the Marathon Right or Steel Right, respectively. However, Rights are not exercisable until such time as the Rights are no longer redeemable by USX as set forth below.

     In the event that, any time following the Stock Acquisition Date, (i) USX is acquired in a merger or other business combination transaction in which USX is not the surviving corporation (other than a merger that follows a Qualifying Offer) or its Voting Stock is changed or exchanged, or (ii) 50% or more of USX's assets, earning power or cash flow is sold or transferred, the Rights "flip-over" and entitle each holder of a Right (other than an Acquiring Person and certain related parties) to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     At any time until 15 days following the Stock Acquisition Date (subject to extension), USX may redeem the Rights in whole, but not in part, at a price of $.01 per whole Right payable in stock or cash or any other form of consideration deemed appropriate by the Board (the "Redemption Price"). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

     The Board may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the outstanding and exercisable Marathon Rights and Steel Rights (other than Rights held by the Acquiring Person and certain related parties) for shares of Marathon Stock and Steel Stock, respectively, at an exchange ratio of one share of Marathon Stock for each Marathon Right and one share of Steel Stock for each Steel Right (subject to certain anti-dilution adjustments). However, the Board may not effect such an exchange at any time any person or group owns Voting Stock representing 50% or more of the total voting power of the Voting Stock then outstanding.

     As long as the Rights are attached to shares of Voting Stock, USX will issue Marathon Rights on each share of Marathon Stock and Steel Rights on each share of Steel Stock issued prior to the Rights distribution date so that all such shares will have attached Rights.

     A copy of the Restated Rights Agreement is available free of charge from the Rights Agent by writing to Mellon Bank, N.A. at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, Attention: Corporate Trust Group.

                            DESCRIPTION OF WARRANTS

     USX may issue Warrants for the purchase of Debt Securities, Preferred Stock, Marathon Stock or Steel Stock (each a "USX Security," and together the "USX Securities"). Warrants may be issued independently or together with any USX Security offered by any Prospectus Supplement and may be attached to or separate from any such USX Security. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between USX and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of USX in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of such Warrants.

DEBT WARRANTS

     The Prospectus Supplement relating to a particular issue of Warrants to issue Debt Securities ("Debt Warrants") will describe the terms of such Debt Warrants, including the following (if applicable): (a) the title of such Debt Warrants; (b) the offering price for such Debt Warrants; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (e) the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (f) the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates, or Debt Securities that may be issued upon exercise of the Debt Warrants, will be issued in registered or bearer form; (k) information with respect to book-entry procedures; (l) the currency or currency units in which the offering price and the exercise price are payable; (m) a discussion of material United States federal income tax considerations; (n) the redemption or call provisions applicable to such Debt Warrants; and (o) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

     The Prospectus Supplement relating to any particular issue of Warrants to issue Preferred Stock, Marathon Stock or Steel Stock will describe the terms of such Warrants, including the following (if applicable): (a) the title of such Warrants; (b) the offering price for such Warrants; (c) the aggregate number of such Warrants; (d) the designation and terms of the Preferred Stock, Marathon Stock or Steel Stock purchasable upon exercise of such Warrants; (e) the designation and terms of the USX Securities with which such Warrants are issued and the number of such Warrants issued with each such USX Security; (f) the date from and after which such Warrants and any USX Securities issued therewith will be separately transferable; (g) the number of shares of Preferred Stock, Marathon Stock or Steel Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

(i) the minimum or maximum amount of such Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price and the exercise price are payable; (k) a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such Warrants; (m) the redemption or call provisions applicable to such Warrants; and (n) any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

     USX may issue the Offered Securities to or through underwriters or directly to purchasers, agents or dealers or through brokers. Offers to purchase Offered Securities may be solicited directly by USX or brokers or dealers designated by USX from time to time. Any such broker or dealer may be deemed to be an underwriter as that term is defined in the Securities Act, and will be named in the Prospectus Supplement, together with the compensation payable thereto by USX in connection with the sale of the Offered Securities.

     Underwriters, agents, brokers and dealers may be entitled under agreements which may be entered into with USX to indemnification by USX against certain civil liabilities, including liabilities under the Securities Act. Such underwriters, agents, brokers and dealers may engage in transactions with, or perform services for, USX in the ordinary course of business.

     Also, USX may issue the Offered Securities in connection with acquisitions. The Prospectus may be used in connection with the re-offering of the Offered Securities by persons receiving such securities in connection with an acquisition who may be deemed underwriters under the Securities Act of 1933.

     The place and time of delivery for the Offered Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

                             VALIDITY OF SECURITIES

     The validity of the issuance of the Offered Securities will be passed upon for USX by D. D. Sandman, Esq., General Counsel, Secretary and Senior Vice President--Human Resources & Public Affairs of USX or by J.A. Hammerschmidt, Esq., Assistant General Counsel--Corporate and Assistant Secretary of USX. Messrs. Sandman and Hammerschmidt, in their respective capacities as set forth above, are paid salaries by USX, participate in various employee benefit plans offered by USX and own common stock of USX.

                                    EXPERTS

     The consolidated financial statements of USX as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this Prospectus by reference to USX's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                                      APPENDIX I
                          SUMMARY OF USX COMMON STOCK

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in, or incorporated by reference in, this Prospectus. Capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Prospectus.

                                                       USX COMMON STOCK
                          ---------------------------------------------------------------------------
                                   USX-MARATHON GROUP                    USX-U.S. STEEL GROUP
                                      COMMON STOCK                           COMMON STOCK
                                   ------------------                    --------------------
BUSINESS:                 Energy business.                       Steel and other businesses.
NUMBER OF SHARES
  OUTSTANDING AS OF
  APRIL 30, 1998:         289,202,123                            86,835,989

VOTING RIGHTS:            Except as otherwise described          Except as otherwise described
                          herein, the Marathon Stock will vote   herein, the Steel Stock will vote as
                          as a single class with the Steel       a single class with the Marathon
                          Stock. The Marathon Stock will have    Stock. Each share of Steel Stock
                          one vote per share.                    will have a variable number of votes
                                                                 based upon the relative Market
                                                                 Values of one share of Steel Stock
                                                                 and one share of Marathon Stock, and
                                                                 may have more than, less than or
                                                                 exactly one vote per share.

DIVIDENDS:                Dividends on the Marathon Stock will   Dividends on the Steel Stock will be
                          be paid at the discretion of the       paid at the discretion of the Board
                          Board based primarily upon the         based primarily upon the long-term
                          long-term earnings and cash flow       earnings and cash flow capabilities
                          capabilities of the Marathon Group,    of the U.S. Steel Group, as well as
                          as well as on the dividend policies    on the dividend policies of publicly
                          of publicly traded energy companies.   traded steel companies. Dividends
                          Dividends will be payable out of all   will be payable out of the lesser of
                          funds of USX legally available         (i) all funds of USX legally
                          therefor.                              available therefor and (ii) the
                                                                 Available Steel Dividend Amount.

EXCHANGE AND REDEMPTION:  USX may exchange the Marathon Stock    USX may exchange the Steel Stock for
                          for shares of a wholly owned           shares of a wholly owned subsidiary
                          subsidiary that holds all the assets   that holds all the assets and
                          and liabilities of the Marathon        liabilities of the U.S. Steel Group.
                          Group.

                                                                 If USX sells all or substantially
                                                                 all of the properties and assets of
                                                                 the U.S. Steel Group, USX must
                                                                 either: (i) pay a special dividend
                                                                 to holders of Steel Stock equal to
                                                                 the Net Proceeds; or (ii) redeem
                                                                 shares of Steel Stock having an
                                                                 aggregate Market Value closest to
                                                                 the value of the Net Proceeds for an
                                                                 amount equal to the Net Proceeds; or
                                                                 (iii) exchange each share of Steel
                                                                 Stock for a number of shares of
                                                                 Marathon Stock equal to 110% of the
                                                                 ratio of the Market Values of one
                                                                 share of Steel Stock to one share of
                                                                 Marathon Stock.

LIQUIDATION:              In the event of the liquidation of     In the event of the liquidation of
                          USX, holders of Marathon Stock will    USX, holders of Steel Stock will
                          share the funds, if any, remaining     share the funds, if any, remaining
                          for distribution to common             for distribution to common
                          stockholders with holders of Steel     stockholders with holders of
                          Stock based upon the relative market   Marathon Stock based upon the
                          capitalizations of each.               relative market capitalizations of
                                                                 each.

LISTING:                  NYSE under the symbol "MRO".           NYSE under the symbol "X".

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee...............  $295,000
Costs of printing and engraving.............................   100,000
Accounting fees and expenses................................    10,000
Miscellaneous expenses......................................   100,000
                                                              --------
          Total.............................................  $505,000
                                                              ========

All of the foregoing expenses are estimated except for the Securities and Exchange Commission filing fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article V of the Corporation's By-Laws provides that the Corporation shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

     The Corporation is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was an officer, employee, agent or director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation may indemnify any such person against expenses (including attorneys' fees) in an action by or in the right of the Corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the Corporation. To the extent a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the Corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

     Policies of insurance are maintained by the Corporation under which directors and officers of the Corporation are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

     The Corporation's Certificate of Incorporation provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except
(i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16. LIST OF EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) See Exhibit Index.

     (b) All schedules are omitted because they are not applicable or the required information is contained in the respective financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) USX hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of USX's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of USX pursuant to the foregoing provisions, or otherwise, USX has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by USX of expenses incurred or paid by a director, officer or controlling person of USX in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, USX will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PITTSBURGH, COMMONWEALTH OF PENNSYLVANIA, ON JUNE 15, 1998.

                                  USX CORPORATION
                                  (Registrant)

                                               /S/ KENNETH L. MATHENY
                          By....................................................
                                        Kenneth L. Matheny, Vice President &
                                                   Comptroller

Pittsburgh, Pennsylvania

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JUNE 15, 1998.

                      SIGNATURE
                      ---------                                                TITLE
                          *                                        Chairman Board of Directors,
     ...........................................               Chief Executive Officer and Director
                   THOMAS J. USHER                                 (Principal Executive Officer)

                          *                                                Vice Chairman
     ...........................................                     & Chief Financial Officer
                 ROBERT M. HERNANDEZ                                       and Director
                                                                   (Principal Financial Officer)

               /S/ KENNETH L. MATHENY                              Vice President & Comptroller
     ...........................................                  (Principal Accounting Officer)
                 KENNETH L. MATHENY

                          *                                                  Director
     ...........................................
                  NEIL A. ARMSTRONG

                          *                                                  Director
     ...........................................
                  VICTOR G. BEGHINI

                          *                                                  Director
     ...........................................
              JEANETTE GRASSELLI BROWN

                          *                                                  Director
     ...........................................
                  CHARLES A. CORRY

                          *                                                  Director
     ...........................................
                   CHARLES R. LEE

                          *                                                  Director
     ...........................................
                    PAUL E. LEGO

                          *                                                  Director
     ...........................................
                    RAY MARSHALL

                      SIGNATURE
                      ---------                                                TITLE
                                                                               -----
                          *                                                  Director
     ...........................................
                JOHN F. MCGILLICUDDY

                          *                                                  Director
     ...........................................
                   JOHN M. RICHMAN

                          *                                                  Director
     ...........................................
                  SETH E. SCHOFIELD

                                                                             Director
     ...........................................
                    JOHN W. SNOW

                          *                                                  Director
     ...........................................
                   PAUL J. WILHELM

                          *                                                  Director
     ...........................................
                 DOUGLAS C. YEARLEY

               /S/ KENNETH L. MATHENY
     *By ......................................
        KENNETH L. MATHENY, ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
------
   1.     Form of Underwriting Agreement. (Incorporated by Reference
          to Exhibit 1 to Registration Statement No. 33-52937.)

  4.1     Restated Certificate of Incorporation of USX dated September
          1, 1996, as amended and currently in effect. (Incorporated by reference to Exhibit 3(a) to USX's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.)

  4.2 By-laws of USX dated July 30, 1996, as amended and currently in effect. (Incorporated by reference to Exhibit 3(a) to USX's Report on Form 10-Q for the quarter ended June 30,
          1996.)

  4.3 Indenture, dated as of March 15, 1993, for Debt Securities with Form of Debt Securities. (Incorporated by Reference to
          Exhibit 4.1 to Registration Statement No. 33-60142.)

  4.4     Amended and Restated Rights Agreement. (Incorporated by
          Reference to the USX Form 8 Amendment to Form 8-A Filed on
          October 5, 1992.
          File No. 1-5153.)

   5.     Opinion and consent of J.A. Hammerschmidt, Esq.

 12.1 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends. (Incorporated by Reference to the USX Form 10-K for year ended December 31, 1997 and the USX Form 10-Q for Quarter ended March 31, 1998.)

 12.2     Computation of Ratio of Earnings to Fixed Charges.
          (Incorporated by Reference to the USX Form 10-K for year ended December 31, 1997 and the USX Form 10-Q for Quarter ended March 31, 1998.)

 23.1     Consent of Price Waterhouse LLP.

 23.2     Consent of J.A. Hammerschmidt, Esq. (Included in Exhibit 5.)

  24.     Powers of Attorney.

  25. Statement of eligibility of Trustee. (Incorporated by Reference to Exhibit 25 to Registration Statement No.
          33-60142.)